ATTACHMENTS FOR N-SAR SUB-ITEM 77C
08-31-04 FYE FUNDS FOR THE 09-01-04 PERIOD ENDED 2-19-05


J.P. Morgan Series Trust (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan California Bond Fund, JPMorgan Enhanced
Income Fund, JPMorgan Global 50 Fund, JPMorgan Global Healthcare Fund, JPMorgan Market Neutral Fund, JPMorgan
Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Enhanced Income Fund and JPMorgan Tax Aware U.S. Equity
Fund (the Funds) all series of the Trust were held. Shareholders of the Funds voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 1,992,936,052 affirmative votes and 8,575,717 negative votes. With respect to Roland E Eppley, Jr., there were 1,993,051,772 affirmative votes and 8,459,997 negative votes. With respect to John F. Finn, there were 1,993,318,546 affirmative votes and 8,193,223 negative votes. With respect to Dr. Matthew Goldstein, there were 1,993,320,045 affirmative votes and 8,191,724 negative votes. With respect to Robert J. Higgins, there were 1,993,309,565 affirmative votes and 8,202,204 negative votes. With respect to Peter C. Marshall, there were 1,993,308,029 affirmative votes and 8,203,740 negative votes. With respect to Marilyn McCoy, there were 1,993,308,029 affirmative votes and 8,203,740 negative votes. With respect to William G. Morton, Jr., there were 1,993,305,375 affirmative votes and 8,206,397 negative votes. With respect to Robert A. Oden, Jr., there were 1,993,298,511 affirmative votes and 8,213,258 negative votes. With respect to Fergus Reid, III, there were 1,992,861,420 affirmative votes and 8,650,349 negative votes. With respect to Frederick W. Ruebeck, there were 1,993,251,990 affirmative votes and 8,259,779 negative votes. With respect to James J. Schonbachler, there were 1,993,126,404 affirmative votes and 8,385,365 negative votes. With respect to Leonard M. Spalding, Jr., there were 1,993,173,822 affirmative votes and 8,337,947 negative votes.

At the February 3, 2005 adjournment of the January 20, 2005 meeting, the shareholders of JPMorgan California Bond Fund voted also to approve the agreement and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 72,057,774 affirmative votes and 459,874 negative votes.

At the February 3, 2005 adjournment of the January 20, 2005 meeting, the shareholders of JPMorgan Enhanced Income Fund voted also to approve the agreement and plan to reorganize into corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 187,049,628 affirmative votes and 117,369 negative votes.